EXHIBIT 10.1
                                                                    ------------

                            OPTION PURCHASE AGREEMENT

This Option Purchase Agreement (the "Agreement") is entered into as of April 29, 2004 (the "Effective Date") by and among DATAWATCH CORPORATION, a Delaware corporation with offices located at 175 Cabot Street, Lowell, Massachusetts 01854 ("DATAWATCH") jointly and severally with PERSONICS CORPORATION, a Delaware corporation with offices located at 175 Cabot Street, Lowell, Massachusetts 01854 ("PERSONICS") (Datawatch and Personics are collectively referred to herein as "BUYER"), on the one hand, and RAYMOND J. HUGER ("HUGER"), a sole proprietor doing business as Math Strategies, having its principal place of business at 600 Green Valley Road, Suite 304, Greensboro, North Carolina 27408 ("MATH STRATEGIES"), on the other hand.

            WHEREAS, Personics and Math Strategies entered into a Software Development and Marketing Agreement dated as of January 19, 1989 (which Agreement, as amended to date, is hereinafter referred to as the "LICENSE AGREEMENT") which is attached hereto as Exhibit A;

            WHEREAS, Datawatch has acquired Personics and has become a party to the License Agreement;

            WHEREAS, pursuant to the License Agreement, Math Strategies developed, maintained and licensed to Buyer on an exclusive basis a number of software products (as defined below, the "SOFTWARE PRODUCTS");

            WHEREAS, Buyer has requested an option to purchase the Software Products ;

            WHEREAS, Math Strategies has agreed to accommodate Datawatch and to grant such option on the terms and conditions set forth below;

            NOW THEREFORE, in consideration of the premises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties covenant and agree as follows:

            1. Definitions. As used herein, the following capitalized terms shall have the following meanings:

            "CLOSING" has the meaning set forth in Section 6.

            "OPTION" has the meaning set forth in Section 2 .

            "PURCHASE PRICE" has the meaning set forth in Section 5 .

            "SOFTWARE PRODUCTS" means the (i) the software programs developed by Math Strategies under the License Agreement including those listed on Exhibit B attached hereto and any additional software programs which become subject to the License Agreement prior to the date of exercise of the Option, (ii) all past and current bug fixes, releases, enhancements, modifications, updates, upgrades and versions thereof, (iii) all existing Source Code related thereto, and (iv) all intellectual property rights embodied therein, including, without limitation, copyrights.

            "SOURCE CODE" means the human readable, English language code of a Software Product, together with such explanatory notes and description of the Software Product, all in such form as Math Strategies has maintained for itself.

            2. OPTION GRANT AND TERM. For one hundred dollars ($100) paid to Math Strategies, the receipt and sufficiency of which is acknowledged by Math Strategies, and otherwise subject to the provisions of this Agreement, Math Strategies hereby grants to Buyer an option ("OPTION") to purchase the Software Products. The right of Buyer to exercise the Option shall commence as of the Effective Date and shall expire two (2) years from the Effective Date ("OPTION PERIOD"). If Buyer fails to exercise the Option in a timely manner, the Option shall expire automatically.

            3. CONDITIONS TO EXERCISE. The exercise of the Option by Buyer is conditioned on the continuing compliance with the provisions of the License Agreement by Buyer through the date of Buyer's exercise of the Option, including, without limitation, timely payment of all royalty and other sums due Math Strategies thereunder through the date of exercise; provided, however, that Math Strategies will provide Buyer with notice of noncompliance and a reasonable period to cure prior to enforcing this provision.

            4. EXERCISE OF OPTION. Subject to the provisions of Section 3 above, Buyer may exercise the Option by delivering written notice thereof to Math Strategies on or before the last day of the Option Period. Exercise of the Option shall be irrevocable and constitute the binding agreement of Buyer to purchase the Software Products for the Purchase Price and in accordance with the provisions hereof.

            5. PURCHASE PRICE. The purchase price ("PURCHASE PRICE") for the Software Products payable to Math Strategies at Closing shall be eight million dollars ($8,000,000).

            6. CLOSING. If Buyer exercises the Option in accordance with this Agreement, the closing of the purchase of the Software Products ("CLOSING") shall take place at 125 High Street, Boston, Massachusetts 02110, at the offices of Testa, Hurwitz & Thibeault, LLP or such other time and place as the parties shall agree in writing, on the thirtieth (30th) day next following the date of the Option Notice, or if such day is a weekend day or a state banking holiday in either Massachusetts or North Carolina, on the next day on which banks in both such states are open ("CLOSING Date").

            (a) Buyer Closing Deliveries. At Closing, Buyer shall execute and deliver to Math Strategies the following:

                       (i) A fully executed copy of the Intellectual Property
                 Assignment in substantially the form of Exhibit C; and

                       (ii) Payment of the Purchase Price, in immediately
                 available funds, delivered by wire transfer and directed in accordance with the instructions provided by Math Strategies; and

                       (iii) Payment of any amounts accrued for the benefit of,
                 or due, Math Strategies under the License Agreement.

            (b) Math Strategies Closing Deliveries. At Closing, Math Strategies shall execute and deliver to Buyer the following:

                       (i) A fully executed copy of the Intellectual Property
                 Assignment in substantially the form of Exhibit C; and

                       (ii) The Software Products.

            (c) Failure to Close by Buyer. If for any reason (other than a reason for which Math Strategies is solely and directly responsible or a force majeure event), the Closing fails to occur on or before the Closing Date and Math Strategies has not, by written consent, extended the Closing Date, then the Option shall lapse, the License Agreement shall continue in full force and effect, and Buyer shall pay Math Strategies, as liquidated damages and not as a penalty, the sum of five hundred thousand dollars ($500,000) (the "LIQUIDATED AMOUNT") which payment shall be Math Strategies' sole remedy. Datawatch acknowledges and agrees that the exercise of the Option by Datawatch will cause Math Strategies to make significant changes to its business operations, that the failure of Datawatch to close the purchase of the Software Products will cause significant damage to Math Strategies not capable of being fully ascertained, and that the Liquidated Amount is reasonable under the circumstances.

            (d) Transition. During the period between the exercise of the Option and the Closing, Math Strategies will (i) provide reasonable technical assistance to Buyer and its personnel regarding the Software Programs and (ii) reasonably cooperate with Buyer's efforts to employ any employees and consultants of Math Strategies and will waive any noncompete or other restrictions with such employees and consultants to the extent necessary for such employment.

            (e) Effect. Upon completion of the Closing, the License Agreement shall terminate and the parties thereto (including Huger individually) shall be released from any further obligations to each other under the License Agreement, including, without limitation, any maintenance obligations, any rights of first negotiation, and non-competition covenants or restrictions, provided, however that any obligation of a party to the License Agreement to pay any unpaid amounts due, accrued for the benefit of, or owing to Math Strategies as of the Closing Date, shall continue until fully paid.

            7. REPRESENTATIONS AND WARRANTIES.

            (a) Representations and Warranties. Math Strategies represents and warrants to Buyer that: (i) it has full right and authority to enter into this Agreement, (ii) the Software Products are owned exclusively by Math Strategies (or Huger) without any encumbrance as of the Effective Date, except for the License Agreement, (iii) to Huger's actual knowledge, the Software Products do not infringe any intellectual property rights of any other person or entity, and
(iv) this Agreement is a binding agreement upon Math Strategies and is enforceable in accordance with its terms. Buyer represents and warrants to Math Strategies that: (i) it has full right and authority to enter into and perform, and has obtained all consents necessary to enter into and perform, this Agreement, and (ii) this Agreement is a binding agreement upon Buyer and is enforceable in accordance with its terms.

            (b) Disclaimer. except as expressly provided herein, Neither party makes any REPRESENTATION OR warranty of any kind, WHETHER EXPRESS, IMPLIED, OR STATUTORY, REGARDING THE SOFTWARE PRODUCTS, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, AND NON-INFRINGEMENT OF THIRD-PARTY RIGHTS.

            8. CONTINUATION OF LICENSE AGREEMENT. Nothing contained in this Agreement shall modify either party's rights and obligations under the License Agreement, including but not limited to the obligation of Buyer to pay royalties to Math Strategies under such License Agreement. The License Agreement shall remain in full force an effect unless and until it is terminated or expires on its own terms, or is terminated pursuant to the execution of the Assignment Agreement as contemplated by this Agreement.

            9. CONFIDENTIALITY. Upon Closing, the Software Products will be confidential information of Buyer.

            10. NONCOMPETE. For a period of three (3) years following the Closing Date, neither Huger nor Math Strategies shall on their own behalf or on behalf of any other person or entity, directly or indirectly develop, manufacture, license, sell, lease or otherwise distribute any software products that reasonably competes with the Software Products as they are constituted as of the Closing Date.

            11. FURTHER ASSURANCES. At the sole cost of Buyer or its successors and assigns, Math Strategies agrees for itself and its successors and assigns to execute all applications, deeds or other instruments, and to do all acts, reasonably necessary or proper to secure the transfer of the Software Products to Buyer and its successors and assigns in the United States and all other countries, and to vest and confirm in Buyer and its successors and assigns, the legal title to the Software Products and to otherwise give full effect to and perfect the rights of Buyer and its successors and assigns in the Software Products.

            12. ASSIGNMENT. Buyer may assign this Agreement only to, and solely in whole to, a successor in interest to substantially all of the business or assets of Buyer, whether by merger, sale of stock or assets, or otherwise, provided, however, Buyer notifies Math Strategies of any such assignment at least thirty (30) days prior to the effective date thereof. Any attempted assignment or other transfer in violation of the foregoing shall be void and of no effect. Neither Math Strategies nor Huger will transfer or assign the Software Products to any third party without the prior written consent of Datawatch, which consent will not be unreasonably withheld or delayed; provided that Math Strategies and/or Huger may assign or transfer any of the software Products or other assets of Math Strategies (subject to the provisions of this Agreement and the License Agreement) to a corporation, limited liability company, partnership, limited partnership, trust or other entity of which Huger owns or controls more than fifty percent (50%) of the equity or voting rights.

            13. TERMINATION OF OPTION. Anything in this Agreement to the contrary notwithstanding, the Option shall terminate in the event of the insolvency of Buyer or its successor in interest, the filing by Buyer or its successor in interest of a voluntary petition in bankruptcy, or the filing against Buyer or its successor of an involuntary petition in bankruptcy that is not dismissed or stayed within sixty (60) days of such filing.

            14. INDEMNIFICATION.

            (a) General. Each party ("INDEMNITOR") shall indemnify, defend and hold harmless the other party (including, without limitation, such other's employees, agents, directors, officers, and proprietors) (collectively, "INDEMNITEE") from and against any liability, damages, causes of action, claims and expenses (including, without limitation, attorneys' fees) ("CLAIMS") that the Indemnitee may incur as a result of any breach of this Agreement, including, without limitation, any breach of Indemnitor's representations and/or warranties.

            (b) Buyer. In addition to and not in limitation of the foregoing, Buyer (as Indemnitor) shall indemnify, defend and hold harmless Math Strategies (as Indemnitee), together with its employees, agents, directors, officers, and proprietors, from and against any and all Claims relating to the infringement of any third party intellectual property rights arising from the sale, exploitation, export, or any other use of the Software Products whatsoever by Buyer, its successors, customers, employees, agents or any other person, occurring on or after the Closing Date; provided, however, Buyer shall have no obligation to indemnify, defend or hold harmless Math Strategies with respect to any infringement by any of the Software Products (as they are constituted as of the Closing Date) of any third party intellectual property rights arising from any willful infringement of any third party patent or other intellectual property rights by Math Strategies, or any theft of any third party trade secrets by Math Strategies.

            (c) Procedure. The foregoing indemnification obligations are conditioned on the Indemnitee: (x) providing the Indemnitor with notice of the relevant Claim; (y) cooperating with the Indemnitor, at the Indemnitor's expense, in the defense of such Claim; and (z) giving the Indemnitor the right to control the defense of any such Claim, provided that the Indemnitor may not enter into any settlement affecting the Indemnitee's rights without the Indemnitee's written agreement. The Indemnitee will have the right to participate in the defense of any Claim with counsel of its choice at its own expense.

            15. COSTS. In the event a party deems it necessary to enforce the provisions of this Agreement against the other party in a court of competent jurisdiction or an arbitral proceeding, the prevailing party in any such action shall be entitled to reimbursement from the non-prevailing party for all of the prevailing party's costs of enforcement or defense, as the case may be, including, without limitation, attorneys' fees and court costs.

            16. NOTICES. All notices, consents and approvals under this Agreement must be delivered in writing by courier, by electronic facsimile
(fax), or by certified or registered mail, (postage prepaid and return receipt requested) to the other Party at the address set forth in the first paragraph of this Agreement, and will be effective upon receipt or when delivery is refused or three (3) business days after being deposited in the mail as required above, whichever occurs sooner. Either party to this Agreement may change its address by giving written notice of the new address to the other Party.

            17. ENTIRE AGREEMENT; AMENDMENT; WAIVER. This Agreement, including the Exhibits attached to this Agreement, state the entire agreement between the parties relating to the subject matter hereof. This Agreement may be modified or amended and rights under this Agreement waived, only in a writing signed by each of the parties. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.

            18. SUCCESSORS. This Agreement shall bind and benefit the parties and their respective successors and permitted assigns.

            19. INDEPENDENT CONTRACTORS. The parties are independent contractors and nothing in this Agreement shall imply any principal or agent relationship or other joint relationship and neither party shall have the power or authority, express or implied, to obligate the other party.

            20. ARBITRATION. Except as set forth below, any dispute between the parties shall be finally resolved by binding arbitration. The arbitration shall be in accordance with the Commercial Arbitration Rules ("Rules") then in effect of the American Arbitration Association ("AAA"), which shall administer the arbitration, and act as appointing authority; provided that the arbitrator(s) appointed with regard to the arbitration proceeding shall not be the same persons who served as mediated in any mediation between the parties. The parties agree to permit discovery proceedings of the type provided by the Federal Rules of Civil Procedure both in advance of, and during recesses of, the arbitration hearings, and any disputes relating to such discovery will be resolved by the arbitrator(s). In the event of any conflict between the Rules and the provisions of this Section, the provisions of this Section shall govern. If the amount in controversy exceeds $50,000, then the arbitration shall be heard and determined by a panel of three arbitrators selected in accordance with the procedures of the AAA. The arbitration, including the rendering of the award, shall take place in (i) Greensboro, North Carolina, if brought by Buyer against Math Strategies; or (ii) Lowell, Massachusetts, if brought by Math Strategies against Buyer. Judgment upon the award of the arbitrators may be entered in any court having jurisdiction thereof. The parties hereby waive their respective rights to further appeal or redress in any other court or tribunal except solely for the purpose of obtaining execution of the judgment rendered by the arbitration proceeding. In the event of any arbitration or other legal proceeding brought by any party against another party with regard to any matter arising out of or related to this Agreement, each party hereby expressly agrees that the final award decision shall also provide for an allocation and division between or among the parties to the arbitration, on a basis which is just and equitable under the circumstances, of all costs of arbitration, including court costs and arbitrators' and attorneys', accountants' and expert witness fees, costs and expenses fees (including disbursements) incurred in connection with such proceedings. Notwithstanding the foregoing, neither the provisions of this Section nor the exercise of any rights hereunder shall limit the right of either party to institute and maintain litigation in a court of competent jurisdiction in order to obtain equitable remedies including, without limitation, attachment, specific performance and other injunctive relief; the institution and maintenance of such litigation shall not constitute a waiver of the right of either party to submit any controversy or claim to arbitration as herein provided.

            21. LAW. This Agreement shall be governed by the laws of the State of Massachusetts, without regard to its conflicts of laws provisions. The rights and obligations of the parties under this Agreement will not be governed by the provisions of the 1980 United Nations Convention on Contracts for the International Sale of Goods or the United Nations Convention on the Limitation Period in the International Sale of Goods, as amended.

            22. SEVERABILITY. If any provision of this Agreement is unenforceable, such provision will be changed and interpreted to accomplish the objectives of such provision to the greatest extent possible under applicable law and the remaining provisions will continue in full force and effect.

            23. CUMULATIVE RIGHTS; REMEDIES. Except as may be specifically provided herein, the parties' rights and remedies under this Agreement are cumulative and the election of one remedy will not preclude any other remedy.

            24. NO THIRD PARTY RIGHTS. Nothing contained herein, express or implied, is intended or will be construed to confer upon or give any person, other than the parties hereto, any rights or remedies under or by reason of the Agreement.

            25. COUNTERPARTS. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute the same instrument.

            26. DATAWATCH AND PERSONICS. For purposes of this Agreement, all covenants, agreements, warranties, representations, and other obligations of Buyer shall be deemed to be the joint and several covenants, agreements, warranties, representations and other obligations of Datawatch and Personics.

            27. CONSTRUCTION. The section headings in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement, and will not be referred to in connection with the construction or interpretation of this Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement. As used in this Agreement, the words "include" and "including," and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words "without limitation." When used in this Agreement, the words "hereof," "herein," "hereunder" and words of similar import shall refer to the Agreement as a whole and not to any particular provision of this Agreement.

            In Witness Whereof, the parties have executed this Agreement as of the Effective Date first above written.

THIS AGREEMENT CONTAINS BINDING ARBITRATION PROVISIONS THAT ARE ENFORCEABLE BY THE PARTIES.


MATH STRATEGIES                              DATAWATCH CORPORATION

By: /s/ Raymond J. Huger                     By:  /s/ Robert W. Hagger
    -------------------------------               ------------------------
     Raymond J. Huger, individually          Name: Robert W. Hagger
     and as  a Sole Proprietorship                 -----------------------
                                             Title: President and CEO
                                                    ----------------------
                                                    Duly Authorized

                                             PERSONICS, INC.

                                             By:  /s/ Robert W. Hagger
                                                  ------------------------
                                             Name: Robert W. Hagger
                                                   -----------------------
                                             Title: President
                                                    ----------------------
                                                    Duly Authorized

                                    EXHIBIT A

                               LICENSE AGREEMENT

                  SOFTWARE DEVELOPMENT AND MARKETING AGREEMENT


This agreement is made and entered into as of January 19th, 1989 by Personics Corporation, a Delaware Corporation having its principal place of business at 63 Great Road, Maynard, Massachusetts 01754, and Raymond Huger, a sole proprietor doing business as Math Strategies having its principal place of business at 604 Green Valley Road, Suite 306, Greensboro, North Carolina 27408.

                                    RECITALS

   A. Huger is in the process of developing a software product presently known as "Down-To-Size."

   B. Personics wishes to manufacture and market such software under an exclusive license granted by Huger.

        In consideration of the mutual promises contained herein, Personics and Huger agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

        (a) "Down-To-Size" ("DTS") shall mean the computer software product presently known as "Down-To-Size" as more fully described in Exhibit A to this Agreement. "Down-To-Size" shall also mean all versions of "Down-To-Size" as defined in subparagraphs (i), (ii) and (iii) below, as well as any improved versions of the original computer software product ("Down-To-Size") developed by Huger.

             (i) "DOS version" shall mean the version or versions of DTS that run on personal computers and network workstations whose operating system is DOS, OS/2 or another operating system that is generally regarded as a successor or extension to DOS or OS/2.

             (ii) "non-DOS version" shall mean the version or versions of DTS that run on personal computers and network workstations whose operating system is not DOS, OS/2 or a successor operating system. (Clarifying examples: A version of DTS that runs on a standard Apple Macintosh would be regarded as a non-DOS version. A version of DTS that runs on an Apple Macintosh operating in DOS emulation mode would be regarded as a DOS version.)

             (iii) "Host version" shall mean the version or versions of DTS that run on mainframe and mini computers supporting remote terminals, PC's and workstations.

             (iv) "the commercial introduction of DTS" shall mean the date on which the product announcement press release is made by Personics.

        (b) Specifications. "Specifications" shall mean the description of Down-To-Size set forth in Exhibit A to this Agreement.

2.      Development of Down-To-Size for Personics; License; Exclusivity.

        (a) Development. Huger shall, at his own expense, develop DTS in accordance with the Specifications set forth in Exhibit A.
                          them in an indexed subsystem.
             end-user documentation and packaging materials for DTS which meet the same standards for quality and production value as found in other Personics products such as "LOOK & LINK" and "@BASE." Personics shall coordinate in-house testing and field testing of DTS during the development period.

        (b) License. Personics shall have and Huger hereby grants to Personics the exclusive (subject to subparagraphs (c) and (d) below) world-wide right and license (i) to reproduce, market, copy, publish, sell copies of, license and distribute DTS and (ii) to sublicense others to reproduce, market, copy, publish, sell copies of, license and distribute DTS; provided however, that any licensing or sublicensing in accordance with this paragraph shall not impair Huger's right to receive royalties as defined in Exhibit B hereto for products distributed in any way by licensees or sublicensees of Personics.

        (c) Exclusivity. The license granted under this Agreement is exclusive and shall continue to be exclusive as long as this Agreement is in effect provided that Personics meets the following minimum performance tests.

             (i) Minimum Project Expenditures. Between the date of this agreement and the end of the seventh month following the commercial introduction of DTS Personics shall spend not less than $140,000 on the development and market introduction of DTS. Such expenditures may include, but are not limited to, development of DTS documentation and packaging materials, preparation of advertising and promotional materials, placement of product introduction advertising (first six month media costs), tooling and pre-launch inventory investment, and other direct out-ofpocket costs associated with the DTS project.

             (ii) Minimum Advertising Exposures. Personics shall provide for not less than 12 advertising exposures per year of DTS in major computer publications such as PC Magazine, PC Computing, ComputerWorld, InfoWorld, Byte, PC Week, Personal Computing, Lotus and PC World. Such exposures may include single and multiproduct ads in which DTS is featured. Exposures shall be counted quarterly beginning at the end of the first quarter following the commercial introduction of DTS.

                    Period                                Minimum # of Exposures
                    ------------------------------------------------------------
                    1st quarter following introduction                3
                    1st and 2nd quarters (cumulative)                 5
                    1st, 2nd and 3rd quarters (cumulative)            8
                    First full year (cumulative)                     12
                    Subsequent years (rolling 12 months)             12

             (iii) Minimum Distribution. Personics shall provide for national distribution of DTS through at least one major software reseller such as Softsel, Micro D, Kenf11, Ingram, Corporate Software and Egghead Discount Software. Distribution shall be defined as the inclusion of DTS in the reseller's price book or catalog. Such distribution must be in place by the end of the 12 month period following the commercial introduction of DTS, beyond which time no more than one quarter may pass without such distribution in place.

        (d) Rights Retained by Huger. The exclusive license granted to Personics under this Agreement shall exclude (i) non-DOS versions of DTS and (ii) host versions of DTS specifically designed to run on Wang VS computer systems. Huger shall retain the exclusive right to manufacture and market such nonDOS and Wang versions of DTS, subject to Paragraphs 9 and 11.

3.      Delivery.

        (a) Deliverable Items. Huger shall deliver DTS in accordance with the Specifications, and Huger shall test DTS and all deliverable items thoroughly as set forth in the Specifications prior to delivery. The deliverables shall include the following items:


             (i) Complete source code listing, including hardcopy and IBM PC diskette versions. The source code package should also include explanatory comments and a description of the operation of the program in the English language.

             (ii)   Debugged (tested) batch files for these tasks:

                    a) Read files from source diskettes, build required file structure on hard disk.

                    b) Print all source files and directories in a form convenient for reference.

                    c) Compile, assemble and link the source code to produce the program binaries.

             (iii) Program binaries required by Personics to reproduce, market, copy, publish, sell copies of, license and distribute DTS.

        (b) Delivery Schedule. Huger shall in good faith do his best to provide the deliverable items in conformance with the Specifications and Development Schedule set forth in Exhibit A. The items listed in
             (3)(a) shall also be delivered by Huger upon completion of upgrades and new versions of DTS.

        (c) Failure to Deliver. If Huger fails to deliver the completed items listed in (3)(a) within 180 days after their expected delivery date as set forth in the Development Schedule, or if the completed work is not materially in conformance with the Specifications, Personics shall have the option, upon written notice within thirty (30) days thereafter to (i) give Huger sixty (60) days following receipt of written notice to supply, correct, or complete DTS or (ii) cause a third party to do so and to deduct any amount equal to Personics' reasonable costs, as determined by industry standards, incurred therein from any payments due Huger under this Agreement. Huger shall cooperate with Personics if third-party development is deemed to be necessary under this paragraph. In such case, Personics will permit Huger to oversee any development work undertaken by the third-party.

4. Acceptance of Completed Work. The completed work (DTS), as developed by Huger or third-party under the direction of Huger shall be deemed accepted by Personics, unless within thirty (30) days of delivery (and written notice thereof) to Personics, Personics gives Huger written notice that DTS does not materially conform to its specifications. In such event, Huger shall have sixty (60) days from receipt of such notice to make and submit to Personics such changes as shall be reasonably required to correct the material deficiencies set forth in the notice. In the event that such changes are submitted to Personics by Huger, Personics shall have an additional thirty (30) day period in which to reexamine and retest DTS. If no changes are submitted, or the changes submitted do not correct the deficiencies, then Personics may, at its option, after written notice to Huger, correct or complete DTS, with the cooperation of Huger, and deduct an amount equal to Personics' reasonable costs incurred from any payments due Huger under this Agreement.

5.      Marketing.

        (a) Marketing Effort. Personics agrees that it will use its best good faith efforts to market DTS through sales and/or licenses. Personics and Huger shall cooperate to permit Personics to commence marketing. Personics makes no representations or warranty that DTS will be successfully marketed or that any minimum level of sales or licensing will be achieved except to the extent that Personics must meet certain minimum performance obligations as described in Paragraph 2(c) in order to retain exclusivity.

        (b) Marketing Rights. Personics shall have the right to prepare, copy, publish, sell, distribute and license DTS throughout the world (1) in any variety of forms, including without limitation human and machine readable forms, binary code forms, subrecorded forms such as cassettes, tapes and disks, and solid state forms such as read-only memories, and (2) by any variety of methods, including without limitation distribution of copies (either separately or with other works), licensing or sublicensing and offering the use of DTS through a timesharing or videotext service. All aspects of the distribution and marketing of DTS shall be in Personics' sole control including without limitation determining the versions and upgrades to be prepared and marketed, the methods of marketing, pricing, naming, packaging, labeling and identification, protection, advertising, terms and conditions of sale and/or license, collection of customers' names and use of warranty or user registration procedures. Personics shall consult with Huger regarding pricing, documentation, support, packaging, advertising, and promotion concepts and designs related to DTS, or to Huger.

        (c) Personics shall have the right to use, publish and permit others to use and publish Huger's name, likeness, voice, biographical material, or any reproduction or simulation thereof in connection with the marketing, advertising, sale, distribution, exploitation, production and manufacture of DTS, as reasonably may be necessary, provided that such use shall be subject to Huger's approval which approval shall not be unreasonably withheld.

6.      Royalties and Expense Reimbursements.

        (a) Huger shall earn a royalty calculated as the greater of (i) a minimum per unit royalty or (ii) a percentage of Net Receipts, based on the sale of DTS by Personics or an affiliate owned or controlled by Personics or parent company to an unaffiliated customer, as set forth in Exhibit B(1). (Net Receipts shall be defined as gross receipts less credits or refunds for returns, and exclusive of reasonable shipping costs, reasonable insurance, and sales, use, excise and other taxes reimbursed by customers, from sales of DTS.) In some cases, DTS may be sold under volume site-license agreements. In such cases, Personics shall compute royalties for such sales based on the percentages presented in Exhibit B(2). (For each site-license, Net Receipts shall be defined as above where gross receipts is defined as all receipts attributable to the site-license purchase transaction.)

        (b) Royalties shall also be earned by Huger for sales of upgrades to previous owners as set forth in Exhibit B, except that the minimum unit royalty for such upgrades shall be computed as follows:
             (UPGRADE MINIMUM ROYALTY) = (DTS MINIMUM ROYALTY) X (UPGRADE LIST PRICE) / (DTS LIST PRICE)

        (c) If DTS is sold or licensed in a package or on a single medium for a single price with other Personics products, or with the products of an affiliate owned or controlled by Personics or parent company, the Net Receipts attributable to DTS shall be determined by prorating the receipts from the package or medium according to the suggested retail prices established for the separate products when sold separately.

        (d) Payments due Huger shall be calculated on a calendar quarterly basis, and shall be made within forty-five days after the close of each calendar quarter.

        (e) At the time of payment Personics shall deliver to Huger a report which shall provide all reasonably necessary information for computation of such payments.

        (f) An auditor or certified public accountant who is retained by Huger on other than a contingent fee basis and is reasonably acceptable to Personics may, upon reasonable notice, and during normal business hours, but only once in each calendar quarter, inspect the records of Personics on which such reports are based, provided that such accountant or auditor shall hold such reports in strict confidence except as necessary to report to Huger and Personics on the accuracy of Personics' reports. If a discrepancy is discovered by Huger's auditor or CPA in the royalty amount reported by Personics, then Personics shall pay the discrepancy and reimburse Huger for reasonable accounting fees associated with the discovery.

        (g) Replacement and Promotional Copies. Net Receipts shall not include any receipts from copies of DTS which are distributed by Personics to existing customers for free or for a nominal fee approximating Personics manufacturing and handling costs as back-up, replacement or corrected copies whether provided to such customers under a back-up, warranty or maintenance policy, and no amount shall be credited or paid to Huger with respect to any receipts from no more than 1,000 copies per year per version supplied for free or for a nominal fee for promotional purposes to the press, trade, sales representatives or potential customers. Huger shall be entitled up to 50 free copies per year of DTS. Huger's copies are not for resale.

        (h) Personics shall reimburse Huger for reasonable travel expenses incurred in association with the development and\or marketing of DTS. In addition, Personics shall pay Huger a reasonable per diem for any time spent out of his office promoting or supporting DTS.

        (i) Miscellaneous. Amounts received by Personics as deposits or advances shall not be deemed to have been received until deliveries have been made against such deposits or advances. In the event of a partial payment of an invoice which includes DTS and other items, Personics shall calculate its Net Receipts by prorating the payment received over the invoiced amounts for DTS and other items absent specific acceleration by the customer. Amounts received by Personics in foreign currencies shall be deemed converted into United States Dollars at the average exchange rates used by Personics in its financial statements for the month of receipt, except that "blocked funds" which cannot be remitted to the United States in Dollars shall not be deemed received until they can be so remitted, provided that, at Huger's request and if reasonably practicable, Personics shall deposit in a foreign back account established by Huger the amount due in the foreign currency of the royalties that would be due Huger with respect to such blocked funds.

7. Maintenance. Huger shall promptly deliver to Personics, at no charge to Personics, all corrections or modifications necessary to correct any errors in DTS developed by Huger, of which errors Personics notifies Huger during the period while payments are accruing to Huger hereunder. As used in this Paragraph, the term "errors" shall mean any deviations from the Specifications and any deviations from commonly accepted standards for normal and correct operation of computer programs, even if not explicitly mentioned in the Specifications, such as any cases where DTS abnormally ceases functioning, produces incorrect or misleading information or erroneously interprets information given to it, and similar deviations.

8.      Continuation Engineering and Support.

        (a) Huger agrees to provide continuation engineering services, as reasonably requested by Personics, and with reasonable notice, at any time during the commercial life of DTS. Such services may be employed for product maintenance, bug fixes, upgrades, enhancements, extensions, development of new versions and other modifications to the DTS product. At his option, Huger may subcontract such continuation engineering services, subject to Personics' approval of the subcontractor.

        (b) Huger agrees to provide consulting services, upon reasonable request by Personics, for the purpose of educating Personics personnel in regards to DTS operation, at no charge to Personics.

9. Protection of Proprietary Rights. Huger and Personics acknowledge that DTS is of a character which is or may be protectable by patent, trade secrecy and/or copyright under the laws of the United States and other countries. Personics shall treat documentation regarding DTS as proprietary, confidential information, especially listings of source code for DTS, not including instructions, manuals or other elements of the publicly marketed form of the work. Personics shall use reasonable efforts to obtain and maintain proprietary protection for DTS consistent with Personics' ability to effectively market DTS in each country in which DTS is distributed. Huger agrees to cooperate with Personics, at Personics' expense, in obtaining patent, copyright or other statutory protections for DTS in each country in which it is sold, distributed or sublicensed, and Huger hereby authorizes Personics to execute and prosecute in Huger's name as author or inventor and/or Personics' name as exclusive licensee an application for patent or copyright registration of DTS, and Huger shall execute such other documents of registration and recordation as may be necessary to perfect in Personics, or protect, the exclusive rights granted Personics hereunder in each country in which such items are sold or distributed. Personics shall place or cause to be placed in and on each copy that is distributed an appropriate copyright notice.

        Huger shall be the owner of the copyright and all other proprietary rights in DTS. Personics shall be the owner of the copyright and all other proprietary rights in the user documentation and promotional materials for DTS. Personics agrees that Huger may use portions of the DTS documentation in connection with his sale of non-DOS and Wang VS versions of DTS. Huger agrees that if substantial portions of such documentation are used, Huger will negotiate in good faith with Personics to determine a fair price to be paid by Huger to Personics for use of such documentation.

        Huger represents and warrants to Personics that, to the best of his knowledge, the DTS code developed under this agreement will be the original work of Huger, or programmer(s) engaged by Huger, or will employ third-party code licensed to Huger, and will not infringe upon any U.S. patent, copyright, trade secret, or other proprietary rights of others.

10. Nondisclosure. Huger agrees that the trade secrets and technology embodied in DTS to which Personics acquires the rights hereunder, any information disclosed by Personics to Huger or Huger's accountants, auditors or attorneys under Paragraph 6 and any other information concerning Personics' marketing plans, Personics' existing or future products, any methods of protection employed by Personics to prevent unauthorized duplication of software programs, the terms of this Agreement, and any other confidential business or technical information disclosed by Personics to Huger in the futherance of this Agreement shall be held in strict confidence and shall not be disseminated or disclosed to any other party without the express written consent of Personics. Personics agrees that the source code of DTS, the unique programming techniques or underlying algorithms developed independently by Huger, third-party manufacturers' existing or future plans disclosed to Huger, any development aids developed by Huger and information identified as confidential when disclosed by Huger to Personics in the futherance of this Agreement shall be held in strict confidence. The obligations of this Paragraph shall survive the expiration or termination of this Agreement. Notwithstanding the foregoing, if this Agreement is terminated or Personics' license becomes nonexclusive, Huger may disclose to third parties such information that is proprietary to Huger as is reasonably necessary to enter into license agreements with such third parties.

11. Trademarks. Any trademarks adopted and used by Personics in the marketing of DTS shall be the property of Personics. Personics shall have the sole responsibility for ensuring that any such trademarks do not infringe the rights of third parties. Huger understands and agrees that he may not use the trademarks of Personics in any way without permission of Personics.

12. Infringement by Others. Each party will notify the other of any infringements of rights in DTS that come to such party's attention. In the event of any infringement of any rights granted to Personics hereunder, Personics shall have the first option to bring any action for such infringement on behalf of itself and Huger, and Huger shall cooperate fully with Personics in such action; and in such event Personics shall bear the expenses of the action and shall recover its expenses from any sums recovered in the action. The balance of the proceeds of such action shall be deemed to be Net Receipts within the meaning of Paragraph 6 and shall be divided between Personics and Huger according to the percentages specified in Exhibit B(1). If Personics declines in writing to bring any such action, Huger may proceed and shall bear all expenses of the action, and shall recover his expenses from any sums recovered in the action. The balance of such recovery, if any, shall be deemed to be Net Receipts and shall be divided as provided above.

13.     Term and Termination.

        (a) Term. The term of this Agreement shall commence on the date first set forth above and shall continue for ten (10) years thereafter, unless earlier terminated as provided in this Agreement. Upon expiration of such initial term, this Agreement and the licenses granted Personics hereunder shall automatically be renewed for successive one year periods unless either party notifies the other in writing at least 90 days prior to the expiration of such initial or any renewal term that it elects not to renew this Agreement.

        (b) Breach by Personics. In the event of (i) the bankruptcy of Personics (ii) the failure to pay any sums hereunder within thirty
             (30) days from their due date or (iii) a material breach by Personics of a material provision hereof (which breach is not cured within sixty (60) days after written notice thereof by Huger), then Huger may, effective sixty (60) days after written notice thereof to Personics, terminate this Agreement, and the rights granted to Personics hereunder shall thereupon revert to Huger as provided in subparagraph 13(f) hereof. A good faith dispute as to the determination or calculation of payments due Huger hereunder shall not be considered a breach of this Agreement provided that Personics deposits the disputed amount in an interest bearing escrow account with a commercial bank and offers to arbitrate the dispute in accordance with the Rules of the American Arbitration Association in Boston, Massachusetts. In addition to or in lieu of his rights to terminate this Agreement upon a material breach by Personics, Huger shall have the right to pursue any remedies Huger may have at law or in equity, provided that in no event will Personics be liable to Huger for incidental or consequential damages or the loss of anticipated profits arising from any breach of this Agreement by Personics.

        (c) Breach by Huger. In the event of a material breach by Huger of a material provision hereof, which breach is not cured within sixty
             (60) days after written notice thereof by Personics, then Personics may, effective sixty (60) days after written notice thereof to Huger, terminate this Agreement, and the rights granted to Personics hereunder shall revert to Huger as provided in subparagraph 13(f) hereof. In addition to or in lieu of its rights to terminate this Agreement upon material breach by Huger, Personics shall have the right to pursue any remedies at law or in equity, and Personics shall pay into an interest bearing escrow account with a commercial bank any payments due Huger hereunder as security for payment of any damages arising from any material breach by Huger of any provision of this Agreement. Upon resolution of the claim, the amounts in escrow INCLUDING interest thereon shall be distributed to Huger after deduction of the amounts, if any, required to be paid to Personics. Huger shall not be liable to Personics for incidental or consequential damages or the loss of anticipated profits arising from any breach of this Agreement by Huger.

        (d)  Voluntary Termination by Personics. Notwithstanding subparagraph
             (a) above, if after executing this Agreement Personics determines that due to changes in market conditions or for any other reason Personics will not market or will not continue to market or distribute DTS, Personics shall have the right, without further liability to Huger except as specified below, to terminate this Agreement by giving written notice to Huger.

        (e) Voluntary Termination by Huger. Notwithstanding subparagraph (a) above, if after executing this Agreement Personics does not meet the Minimum Project Expenditures obligation defined in Paragraph 2(c)(i), Huger shall have the right, if exercised within the first 10 months following the commercial introduction of DTS, without further liability to Personics except as specified below, to terminate this Agreement by giving written notice to Personics.

        (f) Effect of Termination. Upon any termination of this Agreement: (1) the licenses granted in Paragraph 2 shall terminate and Personics shall promptly return to Huger any development and DOCUMENTATION work in process, and all master copies, source code, and production materials relating to DTS; (2) Personics shall promptly execute and deliver to Huger all documents necessary to assign to Huger Personics' interest in any patent, copyright or trademark in such works. (3) all rights and licenses granted by Personics to third parties shall continue in full force and effect; (4) Personics shall in any event have the right to retain copies of any version of DTS for Personics' own use and for the purpose of providing support to its then existing customers; and (5) Personics' obligation to pay Huger royalties then due or which may thereafter become due under Paragraph 6 with respect to Net Receipts received by Personics shall continue.

14. Right of First Negotiation. Provided that the licenses granted hereunder are exclusive, if Huger develops any new software product or products, he will be obligated to negotiate in good faith with Personics for at least thirty (30) days after the demonstration by Huger of a working prototype, for exclusive distribution rights to such product, before negotiating with any other potential publisher or distributor. If, after negotiating with Personics without reaching an agreement, Huger subsequently modifies the new product in any significant way, Huger must once again offer the new modified product to Personics under the terms of this Paragraph.

15.     General.

        (a) Entire Agreement. This Agreement including Exhibits A and B states the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements between the parties hereto concerning the subject matter hereof. No amendment or modification of this Agreement shall be made except by an instrument in writing signed by both parties.

        (b) Force Majeure. No party shall be deemed in default of this Agreement to the extent that performance of their obligations or attempts to cure any breach are delayed or prevented by reason of any act of God, fire, natural disaster, accident, or act of others beyond the control of such party ("Force Majeure"), provided that such party gives the other party written notice thereof promptly and, in any event, within fifteen (15) days of discovery thereof and uses its best efforts to cure the default for a period equal to the duration of the Force Majeure but not in excess of six (6) months.

        (c) Assignment. This Agreement may not be assigned in whole or part by either party without consent of the other party, which consent shall not be unreasonably withheld, except that Huger may assign (subject to any rights of Personics) Huger's interest in all or part of the payments due Huger hereunder upon notice in writing to Personics and Personics may assign (subject to any rights of Huger) any or all of its rights under this Agreement to any subsidiary or affiliate or to any third party which succeeds to the business of Personics by operation of law, who purchases or otherwise acquires substantially all of the assets of Personics or a subsidiary or affiliate thereof and assumes such party's obligations hereunder, upon written notice to Huger. As used in this subparagraph, "subsidiary" shall mean any company which is controlled, directly or indirectly, by the relevant party, and "affiliate" shall mean any company which controls, is controlled by or is under common control with such party where "control" shall mean possession of more than fifty percent (50%) of the equity interest or voting power of the company.

        (d) Governing Law. This Agreement shall be governed by and interpreted in accordance with the substantive laws of the Commonwealth of Massachusetts.

        (e) Severability. Should any provision of this Agreement be held to be void, invalid or inoperative, the remaining provisions of this Agreement shall not be affected and shall continue in effect as though such provisions were deleted.

        (f) Notices. Any notice required or permitted to be sent hereunder shall be deemed delivered if hand delivered or if mailed, postage prepaid, by registered or certified mail, return receipt requested, to any party at the address listed above, or such other addresses which either party may so notify the other.







        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


PERSONICS CORPORATION



By: /s/ Marc Peterson                             /s/ Raymond J. Huger
   -------------------------------                -----------------------------
                                                  Raymond Huger
Name: Marc Peterson
     -----------------------------

Title: President
      ----------------------------

                           Exhibit A - Specifications

Marketing Overview                                        Page A-2
        Our Customer
        His Alternatives
        Marketing Handle

Application Scenarios                                     Page A-3

Functional Specification                                  Page A-4

User Interface                                            Page A-5
        Compatibility
        Development Schedule
        Deliverable Product

Defining the Input                                        Page A-6

Customizing the Output                                    Page A-7

                               MARKETING OVERVIEW
                               ------------------

The Environment
---------------
In the corporate/institutional marketplace the primary data storage machine is a minicomputer or mainframe. Paradoxically, the primary data analysis machine is the PC. This creates an ongoing need to download information from mainframe to PC.

Downloading has two components, data transfer and data query. The former is generally addressed as a byproduct of the termainal emulation process. This is to say, because no one wants two workstations on his desk, the PC is given a board and terminal emulation software that allow it to communicate with the mainframe. This is sometimes done through a LAN gateway but the effect is the same - the PC can log onto the mainframe and run a job. One function within terminal emulation generally PROVIDED is file transfer.

The data query function is more problematic. The user will either use custom mainframe software or a query language. We believe that neither approach addresses the real need of the PC user. This is because most PC users view a mainframe information system not as a series of files but as reports that come out on green and white paper. These reports give the user highly selected, sorted, joined, and summarized views of the information system. However, since these reports were meant to be read by people not by machines it can be difficult to capture the data they contain in a way that PC programs such as 1-2-3 can exploit. We want to give the user this capability with Down To Size.

Our Customer
------------
The customer profile is the non DP professional in a large organization who wants to use mainframe data as a starting point for some ad hoc work in a PC package.

His Current Alternatives
------------------------
1. Rekeying data from a printou .

2. Scanning the data via OCR. 3. Using 1-2-3 Data Parse.

4. Custom software on mainframe or PC. This can be difficult on both mainframe and PC because of the need to write the WK1 format. The first time you do this it is very difficult especially the floating point numbers in their IEEE 64 bit format.

5. Zeno. This PC product is now being reviewed.


Marketing Handle
----------------
Show a big pile of paper as input, a nice spreadsheet as output, and tell him we will cut it Down To Size.

                              APPLICATION SCENARIOS
                              ---------------------

1. Inventory. Distributor keeps his inventory on a VAX. Turnover is bad. Wants sales manager to propose disposition of all stock with value greater than $50,000.

    Solution: Download Stock Status Report to laptop. Select DESCRIPTION, ON HAND, ON ORDER, YTD SALES UNITS. Bring into 1-2-3. Walk the floor with plant manager verify On Hand note condition of goods. Make report to VP finance using 1-2-3.

2. Asset management. Mortgage finance company wants to determine the effect of a law changing state tax depreciation.

    Solution: Download 1987 State Tax Payment Report. Select all records whose STATE=46. Select LEASE NUMBER, LEASE TERM, ACCUM DEPRECIATION, DATE PURCHASED, 1987 PROPERTY TAX. Add columns with current depreciation schedule and proposed.

                            FUNCTIONAL SPECIFICATIONS
                            -------------------------
INPUT
-----
     Limit line length to 255 characters (132 is typical).
     User tests by "COPY FILE.DAT PRN".

OUTPUT
------
     WK1, DBF, Comma Delim ASCII.
     Also possibly: Supercalc, DIF, MACINTOSH TAB-TEXT.

PRIMARY FUNCTIONS
-----------------
      Recognize record types via masking mechanism on first line of record.

      Select records via logical filtering mechanism similar to @BASE criteria.

      Output records per output specification.


USER ACTIVITIES
---------------
      Specify input & output file names.

      Optionally allow loading of parameters
         input template
                             Masks
                             Fields
         selection criteria boolean string
             and or
             >    >=  <   <=  <>   =
             ()
         output specifications
             field names
             field selection
             field order
             format (eg. LOTUS date or number of decimals)

      Optionally create/edit parameters

      Execute to create the output file from the input file in terms of the parameters.

      Optionally save parameters

                                 USER INTERFACE
                                 --------------

MENU STRUCTURE Have yet to determine whether traditional 1-2-3 style or framer.

HELP On line, context sensitive. Get to Help with Fl. Exit from Help with Esc.

INPUT TEMPLATE See "Defining the input"
REPORT VIEW

     To see the effect of the current parameters, user could scroll through the input.

     Would have option of seeing effect of all parameters or just Page title, or A heading, etc.

     Would have the option of "emphasizing" either the fields or the prototype sets. For B&W monitor emphasis would be reverse video. For color monitors the various levels would determine colors. For example: Backround White, Page title Brown, A heading Blue, B heading Green, C Heading Yellow, Detail Red.

SPREADSHEET VIEW To see what has been selected user could scroll through the output. Each record would be a row each field would be a column.

MASK TESTING Done with report view- prototype option.

FIELD TESTING Done either in report or spreadsheet view.

RECORD SELECTION CRITERIA See "Customizing the output"

CUSTOMIZE FIELDS See "Customizing the output"

GO The execute function will return back to menu. Bar graph showing %completion will be included.


                                  COMPATIBILITY
                                  -------------

Program will be written in C. Compilation will be optimized for 80286 but will also support 8088 and 80386. As a standalone program it should be able to work with all levels of MSDOS and PCDOS. if possible will test with OS/2.

Explicit Ultravision support will make 132 column view easier.


                              DEVELOPMENT SCHEDULE
                              --------------------

Deadline is July 1, 1989. Intention is to deliver fully functional main program by April 15, 1989. The installation batch procedure, security, and example files are to be determined.

Whenever requested will send current version of main program.


                               DELIVERABLE PRODUCT
                               -------------------

Product to be delivered debugged with initial testing done by developer. Bug fixes by developer as soon as possible.

                               DEFINING THE INPUT
                               ------------------

The input template is a set of parameters that constitute a view of the input file. The use of the name, template, is intended to convey the idea of drawing boxes around only the important data in the input file.

In a very short input file, such as a one page balance sheet, one could have a template that would cover the whole file. Usually, the report will be longer and less predictable in length. For this reason the template describes only a section of the input file and then describes how the patterns in that section of the report are repeated throughout.

These repeating sections are most easily defined by using a sample from a typical input file. These samples are called prototypes. If the input file were one column out of the yellow pages a prototype would be one company's address and phone number. By drawing one box around the address and another around the phone number the pattern for all lines containing the fields, address and phone number, would be established.

In addition to drawing boxes around the fields, it is necessary to tell Down-To-Size where a repetion of the desired data is to begin. In the yellow pages example it is necessary to distinguish between the address and phone number lines and the advertisements. To do this Down-To-Size uses a mask to look for a repeating character pattern in each line. In, the yellow pages Down-To-Size might be told to look for "three digits, a dash, and then four more digits" on the right side of a line.

Since the designer of the input file might have had many records that shared some common data fields, he might have chosen to put this common data in a heading over the data. Since Down-To-Size wants to create a data set where each record can stand on its own and not within a context, a method is needed to append fields from these headings to the unique detail data.

These headings can exist at several levels within the data. Also some heading data may be repeated on every page in the title lines at the top. For this reason Down-To-Size needs to be able to distinguish several different types of headings repeating throughout the input file. The input template uses the same method for these headings as for the detail data. A prototype is selected and used-to help create the mask and fields.

In a consolidated yellow pages example the title at the top of each page might show the name of the town. The first heading might be Restaurants, the second heading might be Pizza Hut, the detail might have the five locations with phone numbers. To analyze the data out of the context of the yellow pages a typical record would be.

          Greensboro, Restaurants, Pizza Hut, 600 College Road,294-6298

Only the last two fields come from the detail record but without the supporting heading information they are useless. Similarly, the heading information has no value unless it is attached to usable detail.

                             CUSTOMIZING THE OUTPUT
                             ----------------------

Down-To-Size will not work unless the user explicitly defines the input. The output, however, can be created using default values. Many users will want to customize the output. There are two forms of customization, record selection criteria and field customization.

RECORD SELECTION CRITERIA
-------------------------
For large input files the user may not want all possible records. The masks can provide a rudimentary record selection capability. Since masks rely on character string matching on the first line of a record set, mask based record selection is frequently inadequate.

Down-To-Size will give the user the ability to associate alias names with the fields defined with boxes on the input template and use these names in boolean logic strings for record selection. The format for record selection will follow that of @BASE criteria.

This record selection will not be limited to detail records but will extend to heading fields. In the yellow pages example we might choose "all attorneys and physicians whose phone number starts with 855 or 273".

FIELD CUSTOMIZATION
-------------------
There are several ways Down-To-Size will help the user to exercise control over the output. These are:

o Output order. The default order is primary by level (Page Heading, A Heading, B Heading, C Heading, Detail), secondary by input location. The user will be able to overide this default order.

o Field off/on. By default it is assumed that all input fields are to be output. There are at least two occasions when the user will not want to output an input field. The first is when the input template has been defined in general without the needs of a particular user in mind. The second is when an' input field is used in the record selection criteria but is not needed in the output file.

o Output format. By default Down-To-Size will take each field and try to convert it to number, if this is impossible the field will be interpreted as a label. Instead the user may want to force certain numbers, such as account numbers, to be interpreted as labels. Also the user may want to translate dates into LOTUS date format. For these reasons the user will be able to explicitly state output format.

o Field alias. The user may want to give names to the fields. Since the official Down-To-Size field names will be simple numeric ones (e.g. Al, A2, etc.), the names supplied by the user are called aliases. The aliases will be helpful in defining selection criteria, as headers over the first row of spreadsheet output, and as DBF field names.

                                  Exhibit B(1)
                   Royalty Percentage Applied to Net Receipts


Product                                 Royalty - The Greater Of:
--------------------------------------------------------------------------------

DTS - DOS Version                         10% of Net Receipts
                                                  or
                                             $22 per unit.





                                  Exhibit B(2)
                   Royalty Percentage Applied to Net Receipts
                       For Volume Site-License Agreements


Product                                        Royalty:
--------------------------------------------------------------------------------
DTS - DOS Version                                 12% of Net Receipts

DTS - Host Version                                24% of Net Receipts

           AGREEMENT BETWEEN MATH STRATEGIES AND PERSONICS CORPORATION

OVERVIEW

This agreement is an amendment to the "Software Development and Marketing Agreement" entered into January 19, 1989 by the parties.

1.       DEFINITIONS.

"Monarch for Windows" ("MFW") shall mean the version of the Monarch computer software product designed for the Microsoft Windows environment. The features of MFW shall be similar to Monarch 1.1 but shall additionally include others consistent with the monarch mission of allowing the user to view, manipulate, and extract text file information.

"Optical and Archiving Product" ("OAP") shall refer to an as yet undeveloped product idea whose primary mission shall be the creation, indexing, and simultaneous access to an information warehouse based on a large number of text or other files.

2.       INCLUSION.

This agreement is for the development and marketing of MFW not OAP. Regarding OAP both parties acknowledge a common interest in such a project and agree to consult with the other before either pursues OAP without the participation of the other.

3.       ROYALTIES.

         Product                                        Royalty
         -----------------------------------------------------------------------
         MFW                                        The greater of 12% Net
                                                    Receipts or $25 per unit.

         MFW - Site License agreements 12% of Net Receipts.

4.       EXPENSE REIMBURSEMENTS.

         a) Personics shall advance to Math Strategies funds to offset expenses Math Strategies shall have for:

            (i). Payments to Math Strategies employees or contractors other than Mr. Huger himself who are directly involved in the programming of MFW.

            (ii).   Computer hardware to support MFW development.

            (iii).  Design Expenses.

MATH STRATEGIES/PERSONICS CORPORATION AGREEMENT - PAGE 2


         b) The above advances shall cease upon 60 days notice by Personics or upon commercial introduction of MFW.

         c) the advances shall be repaid to Personics by deducting them from quarterly royalty payments for MFW. However, no more than one third of a quarter's royalty payment can be so deducted.

5.       DESIGN EXPENSES.

Personics and Math strategies will equally share the cost of a MFW designer. The designer shall be retained and report directly to Personics. Math Strategies authorizes Personics to spend up to $10,000 as the Math Strategies share of the total expense for the designer.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date indicated below.



    PERSONICS CORPORATION

By: /s/ Marc Peterson                                Date:   3/5/92
   -------------------------------                         -----------
    Marc Peterson



    MATH STRATEGIES


By: /s/ Ray Huger                                    Date:   3/6/92
   -------------------------------                         -----------
    Ray Huger

            Amendment To Software Development and Marketing Agreement


This document serves as an amendment to the "Software Development and Marketing Agreement" dated January 19, 1989, and amended March 6, 1992.

     The parties agree to extend the term of the Agreement until January 19, 2009. The following paragraph shall be substituted for paragraph 13(a):

         13a. Term. The term of this Agreement shall commence on the date first set forth above and shall continue until January 19, 2009, unless earlier terminated as provided in this Agreement. Upon expiration of such initial term, this Agreement and the licenses granted Personics hereunder shall automatically be renewed for successive one year periods unless either party notifies the other in writing at least 90 days prior to the expiration of such initial or any renewal term that it elects not to renew this Agreement.


IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date indicated below.

    PERSONICS CORPORATION

By: /s/ Marc Peterson                                Date:   2/11/93
   -------------------------------                         -----------
    Marc Peterson



    MATH STRATEGIES


By: /s/ Ray Huger                                    Date:   2/12/93
   -------------------------------                         -----------
    Ray Huger

            Amendment To Software Development and Marketing Agreement

This document serves as an amendment to the "Software Development and Marketing Agreement" dated January 19, 1989, as amended on March 6, 1992 and February 12, 1993, in which Personics has been granted exclusive worldwide publishing rights to Monarch for DOS (formerly known as "Down-To-Size") and Monarch for Windows. (Collectively, "Monarch")

The parties agree as follows:

1. Math Strategies shall develop, at its own expense, report archive products which are based on popular document management systems such as Lotus Notes and Novell Groupwise. The document management-based archive ("DMBA") is intended to give users of document management systems the ability to create, manage and maintain a repository of report files. Users will access reports held in the archive using Monarch running on a PC or workstation. DMBA requires a document management system already in place at the customer's site and does not operate as a stand-alone product.

2. Personics intends to acquire distribution rights for a report archive product which runs in association with popular local area networks. The LAN-based archive ("LBA") is intended to give LAN users the ability to create, manage and maintain a repository of report files. Users will access reports held in the archive using Monarch running on a PC or workstation.

3. Personics agrees to cooperate with Math Strategies to enable the timely development of DMBA. Such cooperation would include (1) providing feedback to Math Strategies, as requested, regarding the DMBA product specification;
    (2) providing access by Math Strategies to selected Monarch customers for the purpose of soliciting the customer's feedback regarding the DMBA product specification; and (3) providing access by Math Strategies to selected Monarch customers for the purpose of soliciting and managing the customer's participation in a beta test program for DMBA.

4. Math Strategies agrees to cooperate with Personics to enable the timely integration of Monarch with LBA. Such cooperation would include making changes to Monarch as necessary to support (1) smooth launch-integration with LBA, (2) page-oriented file input, (3) saving temporary files, index files, page database files, etc. (4) enabling Monarch to be used as the tool for creation of report recognition templates, and (5) any other changes that may reasonably be requested by Personics to support the integration of Monarch with LBA. Personics agrees, however, that if any such changes are deemed by Math Strategies to require effort beyond that which would ordinarily be provided at no charge to OEM customers of Personics for Monarch, then Math Strategies shall be reimbursed by Personics for programming effort associated with such changes at the rate of $50 per hour.

5. Subject to paragraph 11, Math Strategies shall have the right to sell DMBA to resellers and endusers under any pricing, terms and conditions of its choice, and under any tradename of its choice, except that any use of the tradename "Monarch" shall be subject to prior written approval by Personics. Personics agrees that Math Strategies can represent itself as "the programmers of

    Monarch", but such representation shall not be made in formal marketing materials without prior written approval by Personics.

6. Math Strategies agrees that the client software used in association with DMBA for report viewing and report access shall be Monarch, and shall be purchased by Math Strategies from Personics. Personics agrees to sell Monarch to Math Strategies under favorable OEM/VAR discounts, terms and conditions. Personics and Math Strategies understand that some end-users and resellers of DMBA may choose to purchase Monarch directly from Personics or Personics' resellers. Personics agrees that the standard text viewers used in association with the document management systems underlying DMBA may be supported by DMBA.

7. Personics agrees that the client software used in association with LBA for report viewing and report access shall be Monarch, for which Math Strategies shall receive a royalty as set forth in the Software Development and Marketing Agreement, and summarized in paragraph 9 below.

8. Personics shall have the right to sell LBA and DMBA to resellers and end-users under any pricing, terms and conditions of its choice, and under any tradename of its choice, except that any use of the tradename(s) chosen by Math Strategies, as described in paragraph 5 above, shall be subject to prior written approval by Math Strategies. Math Strategies agrees to sell DMBA to Personics under favorable OEM/VAR discounts, terms and conditions, comparable to those under which Monarch clients are sold to Math Strategies, as described in paragraph 6.

9. Royalty rates and prospective VAR/OEM prices paid by Personics to Math Strategies are summarized below:

----------------------------------------------------------------------------------------------------------------------
                                                WHEN SOLD            WHEN SOLD UNDER
                               PERSONICS'      UNDER SINGLE          NETWORK, SITE OR            WHEN SOLD
          PRODUCT               LICENSE        USER LICENSE             OEM LICENSE              As UPGRADE
----------------------------------------------------------------------------------------------------------------------
                                               The greater of:                                  The greater of
        MONARCH/DOS            Exclusive       10% of net sales      12% of net sales           10% of net sales
                                                 or $22 each                                     or $P each*
----------------------------------------------------------------------------------------------------------------------

                                               The greater of:                                  The greater of:
                                               12% of net sales                                 12% of net sales
      Monarch/Windows          Exclusive         or $25 each         12% off net sales           or $P each*
----------------------------------------------------------------------------------------------------------------------

 Other future versions of
   Monarch that run on a
     PC or workstation
  (including stand-alone
 and client PCs.) as well      Exclusive       12% of net sales      12% of net sales           12% of net sales
  as Monarch derivatives                        or $M each**                                     or $P each*
    such as the Monarch
         Mini-Pump
----------------------------------------------------------------------------------------------------------------------

                                                                     Favorable OEM/VAR         Favorable OEM/VAR
     Lotus Notes-Based        Non-exclusive         N/A            discounts, comparable     discounts, comparable
      Report Archive                                               to discounts given to     to discounts given to
          (DMBA)                                                    Math Strategies for       Math Strategies for
                                                                      Monarch clients           Monarch clients
----------------------------------------------------------------------------------------------------------------------

    * Note - Minimum royalty for upgrades is computed as follows:

             P = (Single user minimum royalty) X (Upgrade list price) /
                 (Single user list price)

                 Example for Monarch/Windows 2.0 upgrade: $25 X $99 / $499 = $5


   ** Note - Minimum royalty for other future versions of Monarch is computed as follows: M = $25 X (future version list price) / $499


10. Math Strategies shall be the owner of the copyright and all other proprietary rights in DMBA, except that Personics shall be the owner of the trademarks made by Personics and used in association with its sales and marketing of DMBA.

11. Both parties acknowledge a common interest in maintaining Monarch as the leading product for accessing data held in reports. The parties agree to remain focused on Monarch and its core technology while pursuing the DMBA and LBA market opportunities.

12. Personics agrees to cooperate with any third-party designated and paid by Math Strategies to conduct an audit of the royalty accounting process, but no more than once each year. Personics understands that Math Strategies intends to engage a third-party auditor to conduct such an audit for the year ended September 30, 1995.

13. Personics agrees that royalty payments shall be express mailed or wired to Math Strategies on or before their due date, as set forth in the Software Development and Marketing Agreement, and that the royalty amount shall include a late payment amount at the rate of 12% per annum for each day the royalty payment is late.


AGREED:


    PERSONICS CORPORATION

By: /s/ Marc Peterson                                Date:   8/14/95
   -------------------------------                         -----------
    Marc Peterson



    MATH STRATEGIES


By: /s/ Ray Huger                                    Date:   8/25/95
   -------------------------------                         -----------
    Ray Huger

                     Amendment No. 4 to Software Development
                             and Marketing Agreement

     This Amendment No. 4 is made and entered into as of December 22, 1995 by Datawatch Corporation ("Datawatch"), a Delaware corporation having its principal place of business at 234 Ballardvale Street, Wilmington, Massachusetts 01887, Personics Corporation ("Personics"), a Delaware corporation wholly-owned by Datawatch having its principal place of business at 234 Ballardvale Street, Wilmington, Massachusetts 01887, and Raymond Huger, a sole proprietor doing business as Math Strategies ("Math Strategies") having its principal place of business at-6-04 Green Valley Road, Suite 388`; Greensboro, North Carolina 27408.

     WHEREAS, Math Strategies and Personics are parties to a Software Development and Marketing Agreement dated as of January 19, 1989, as amended March 6, 1992, February 12, 1993 and August 25, 1995 (the "Software Agreement");

     WHEREAS, Math Strategies and Datawatch intend to enter into an escrow agreement (the "Escrow Agreement") with Fort Knox Escrow Services, Inc. or another mutually acceptable escrow agent ("Escrow Agent") whereby Math Strategies shall deposit the (i) source code (consisting of a diskette containing complete source code, batch file to compile, assemble and link the code) for the software (the "Software") specified in the Software Agreement (the "Source Code") with Escrow Agent along with (ii) all information necessary to enable Datawatch to maintain such software for the support of Datawatch's customers and end users (together, (i) and (ii) being referred to herein as the "Escrowed Materials"); and

     WHEREAS, Math Strategies and Personics desire to amend the Software Agreement to provide for the deposit of the Escrowed Materials with Escrow Agent, to provide Datawatch access to the Escrowed Materials under certain circumstances and to add Datawatch as a party to the Software Agreement.

     NOW, THEREFORE, in consideration of the foregoing, of the mutual promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. The Software Agreement shall be amended to incorporate the following terms:

        (a) Addition of Datawatch as a Party to Software Agreement. Math Strategies acknowledges that Personics is a wholly-owned subsidiary of Datawatch and agrees that for all purposes under the Software Agreement any and all references to "Personics" shall include Datawatch and Personics. The rights and obligations of Datawatch under the Software Agreement shall be identical to those of Personics and such rights and obligations shall be enforceable as if Datawatch were a party to the Software Agreement as originally entered into between Math Strategies and Personics.

        (b) Establishment of Escrow. Math Strategies shall deposit the Escrowed Materials with Escrow Agent in accordance with the terms of the Escrow Agreement.


        (c) License to Escrow Materials. Upon the occurrence of an Event of Default (as defined below), upon notice by Datawatch and in accordance with the Escrow Agreement, Escrow Agent shall deliver the Escrowed Materials to Datawatch. Math Strategies hereby grants to Datawatch, contingent upon Datawatch's valid receipt of the Escrowed Materials pursuant to the first sentence hereof, a non-transferable, world-wide, exclusive license (the "Escrow License") to use the Escrowed Materials to reproduce, market, copy, publish, sell copies of, license and distribute the Software and to sublicense others to do the same. Except as provided below, the cost (the "Development Costs") of modifying and maintaining the Software shall be borne by Datawatch. With respect to the software sold or licensed by Datawatch under the Escrow License, Datawatch shall continue to pay the royalties due under the Software Agreement; provided, however that the amount of royalty owed Math. Strategies shall be reduced by the Development Costs. After the Escrow License has become effective, no termination of the Software Agreement shall terminate the Escrow License. "Event of Default" shall mean the occurrence of any of the following:

                  (i) Math Strategies shall cease conducting business in the normal course; be adjudicated insolvent; make a general assignment for the benefit of creditors; petition, apply for, suffer or permit with or without his consent the appointment of a custodian, receiver, trustee in bankruptcy or similar officer for all or any substantial part of his business or assets; or avail himself or become subject to any proceeding under the Federal Bankruptcy Code or any similar state, federal or foreign statute relating to bankruptcy, insolvency, reorganization, receivership, arrangement, adjustment of debts, dissolution or liquidation, which proceeding is not dismissed within one hundred and twenty (120) days of commencement thereof; or

                  (ii) default shall be made by Math Strategies in the observance or performance of any material term, covenant or agreement contained in the Software Agreement for a period of thirty (30) days from the date of receipt of written notice from Datawatch advising of such default and Math Strategies has not cured such default and so notified Datawatch within such thirty (30) day period.

        (d) Establishment of Escrow for Datawatch Licensees. Math Strategies shall deliver an additional set of the Escrowed Materials to Escrow Agent for the benefit of Datawatch licensees. Math Strategies hereby authorizes the release of the Escrowed Materials to Datawatch licensees upon the occurrence of any one of the following events described below or any substantially similar event:

                  (i) Datawatch shall cease conducting business in the normal course; be adjudicated insolvent; make a general assignment for the benefit of creditors; petition, apply for, suffer or permit with or without its consent the appointment of a custodian, receiver, trustee in bankruptcy or similar officer for all or any substantial part of its business or assets; or avail itself or become subject to any proceeding under the Federal Bankruptcy Code or any similar state, federal or foreign statute relating to bankruptcy, insolvency, reorganization, receivership, arrangement, adjustment of debts, dissolution or liquidation, which proceeding is not dismissed within one hundred and twenty (120) days of commencement thereof; or

                  (ii) default shall be made by Datawatch in the observance or performance of any material term, covenant or agreement contained in a license agreement with any Datawatch licensee for a period of thirty (30) days from the date of receipt of written notice from the Datawatch licensee advising of such default and Datawatch has not cured such default and so notified the Datawatch licensee within such thirty (30) day period;

             provided, however, the release of the Escrowed Materials to such Datawatch licensees pursuant to this Section 1(d) shall be contingent upon (A) Math Strategies being provided written notice of the events under subparagraphs (i) and/or (ii) above on which the release of the Escrowed Materials would be based and Math Strategies being provided true and complete copies of Datawatch's agreements with its applicable licensees upon the occurrence of any of such events, (B) Math Strategies being provided a sixty (60) day time period after receipt of Datawatch's agreements with its licensees in which, at its option, Math Strategies may fulfill Datawatch's obligations under Datawatch's agreements with its licensees prior to release of the Escrowed Materials to such licensees and (C) the failure of Math Strategies within such sixty
             (60) day period to fulfill Datawatch's obligations under Datawatch's agreements with its licensees.

     2. Amendment. Except as amended as set forth herein, the Software Agreement shall remain in full force and effect. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

     3. Counterparts. This Amendment No. 4 may be executed in any number of counterparts, each of which shall be an original but all of which taken together shall constitute one instrument.

     IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 4 as of the date first above written.

                                             DATAWATCH CORPORATION

                                             By: /s/ Marc Peterson
                                                --------------------------------

                                             Title: Vice President
                                                   -----------------------------

                                             PERSONICS CORPORATION

                                             By: /s/ Marc Peterson
                                                --------------------------------

                                             Title: President
                                                   -----------------------------


                                             MATH STRATEGIES

                                             By: /s/ Raymond Huger
                                                --------------------------------
                                                Raymond Huger

                            OCTOBER 1999 AMENDMENT TO
                  SOFTWARE DEVELOPMENT AND MARKETING AGREEMENT

This document serves as an amendment to the Software Development and Marketing Agreement among Math Strategies, Datawatch Corporation and Personics Corporation. dated January 19th, 1989, as amended (the "Software Agreement").

The purpose of this Amendment (the "October 1999 Amendment") is to set forth license fees for various software components to be provided by Math Strategies to Datawatch Corporation ("Datawatch"), and to modify our understanding regarding certain matters agreed in our letter dated June 4, 1998 as accepted on June 8, 1998 (the "June 1998 Letter"), and in a prior Amendment which was agreed and accepted by Personics on August 14, 1995 and by Math Strategies on August 25, 1995 (the "August 1995 Amendment").

The parties agree, effective as of October 1st, 1999, as follows:

      1. That this October 1999 Amendment replaces and supersedes the June 1.998 Letter and the August 1995 Amendment.

      2. That Math Strategies agrees to use all commercially reasonable efforts to develop, and then provide certain software components, as more fully described in Exhibit A, and license those components to Datawatch on an exclusive worldwide basis for internal use and for sublicense to third parties directly or indirectly under and for the same term as the Software under the Software Agreement. Datawatch shall have no right to license or disclose the source code for such software components without the prior written consent of Math. Strategies.

      3. That the license fees payable to Math Strategies with respect to the sublicensing of such software components shall be the amounts shown in Exhibit A.

      4. That Datawatch would like Math Strategies to provide certain additional components that collectively comprise the product now known as PalozzoTM, and that the parties agree to negotiate in good. faith to establish the license fees under which the additional components will be licensed to Datawatch on an exclusive worldwide basis for internal use and for sublicense to third parties directly or indirectly under and for the same term as the Software under the Software Agreement. Datawatch shall have no right to license or disclose the source code for the Software without the prior written consent of Math Strategies.

         For purposes of this October 1999 Amendment, "Palozzo" is a software tool set that enables enterprise document management software systems to utilize the Software.

     5. The parties acknowledge a desire to offer a "zero-client" option for Monarch/ES under which users can query the Monarch/ES system and gain access to reports and report information using a standard Web-browser rather than using the Hyland. Software "client software application" with Monarch and/or Monarch Report Explorer. Customers who choose this option will purchase a license for "access rights" rather than a license to install and use Monarch or Monarch Report Explorer and the Hyland Software client software application. The parties agree that the license fee payable to Math Strategies with respect to the sublicensing of such access rights shall be 7% of the license revenues received by Datawatch for such access rights.

     6. Datawatch agrees to pay Math Strategies 50% of maintenance revenues received by Datawatch from OEM partners for maintenance associated with Monarch, Monarch Report Explorer, and all products that incorporate one or more of the components listed in Exhibit A. In addition, Datawatch agrees to pay Math Strategies a 15% per year maintenance fee on all components sublicensed to third-parties who purchase an annual maintenance contract from Datawatch covering products that incorporate components listed in Exhibit A. For example, the annual maintenance fee payable to Math Strategies with respect to a maintenance contract associated with a product that incorporates Indexer would be 15% of $1,000, or $150 per year. Math Strategies agrees to support and maintain the components listed in Exhibit A under and for the same term as the Software under the Software Agreement.

     7. Datawatch agrees that its payments to Math Strategies shall be express mailed or wired on or before their due date, as set forth in the Software Agreement, and that the amount paid shall include a late payment amount at the rate of 12% per annum for each day the royalty payment is late.

     8. Datawatch agrees to cooperate with any third party designated and paid by Math Strategies to conduct an audit of the royalty accounting process, but no more than once each year. If a discrepancy is discovered by such third party in the royalty or license amount reported by Datawatch, then Datawatch shall pay the discrepancy and reimburse Math Strategies for reasonable fees associated with such audit.

     9. That, except as amended hereby, the Software Agreement shall continue in full force and effect.

     Agreed to and Accepted as of October 25, 1999

DATAWATCH CORPORATION

By: /s/ Bruce Gardner
   --------------------------------
   Bruce Gardner


PERSONICS CORPORATION

By: /s/ Marc Peterson
   --------------------------------
   Marc Peterson


MATH STRATEGIES

By: /s/ Raymond Huger
   --------------------------------
   Raymond Huger

     OCTOBER 1999 AMENDMENT TO SOFTWARE DEVELOPMENT AND MARKETING AGREEMENT
                                    EXHIBIT A


-------------------------------------------------------------------------------------------------
  COMPORT NAME           DESCRIPTION                                             License Fee
-------------------------------------------------------------------------------------------------
                         Indexer extracts text from report pages as they          $1,000.
  Indexer                are stored in the Monarch/ES system, and
                         provides associated index values.
-------------------------------------------------------------------------------------------------
                         PRF Exporter exports Monarch Portable                      $750.
  PRF Exporter           Report Files (PRF).
-------------------------------------------------------------------------------------------------
                         Table/Summary Exporter exports Monarch                   $1,250.
  Table/Summary          Exporter tables and summaries as the basis
                         for delivering HTML views of such tables and
                         summaries.
-------------------------------------------------------------------------------------------------
                                                                                    $750.
  ISAM                   Exporter ISAM Exporter exports data ino
                         popular ISAM formats including XLS, DB, DBF,
                         etc.
-------------------------------------------------------------------------------------------------
                                                                             12% of the license
  Combined Exporter      This component serves as the basis for              revenues received by
                         Monarch Data Pump and Monarch Publisher             Datawatch for any
                         and combines key features from the other            and all versions of
                         exporter components.                                Monarch Data. Pump
                                                                             and Monarch
                                                                             Publisher.
-------------------------------------------------------------------------------------------------

                             APRIL 2000 AMENDMENT TO
                  SOFTWARE DEVELOPMENT AND MARKETING AGREEMENT

This document serves as an amendment to the Software Development and Marketing Agreement among Math Strategies, Datawatch Corporation and Personics Corporation dated January 19 , 1989, as amended (the "Software Agreement").

The purpose of this Amendment (the "April 2000 Amendment") is to amend the license fee schedule for various software components to be provided by Math Strategies to Datawatch Corporation ("Datawatch"), and to modify our understanding regarding certain matters agreed in an Amendment agreed and accepted on October 25, 1999 (the "October 1999 Amendment"), and in our letter dated June 4, 1998 as accepted on June 8, 1998 (the "June 1998 letter"), and in a prior Amendment which was agreed and accepted by Personics on August 14, 1995 and by Math Strategies on August 25, 1995 (the "August 1995 Amendment").

The parties agree, effective as of January 1, 2000, as follows:

1. That this April 2000 Amendment replaces and supercedes the October 1999 Amendment, the June 1998 letter and the August 1995 Amendment.

2. That the license fees payable to Math Strategies with respect to the sublicensing of software components shall be the amounts shown in Exhibit A.



Agreed to and Accepted as of April 10, 2000

DATAWATCH CORPORATION

By: /s/ Bruce Gardner
   --------------------------------
   Bruce Gardner


PERSONICS CORPORATION

By: /s/ Marc Peterson
   --------------------------------
   Marc Peterson


MATH STRATEGIES

By: /s/ Raymond Huger
   --------------------------------
   Raymond Huger

                             APRIL 2000 AMENDMENT TO
                  SOFTWARE DEVELOPMENT AND MARKETING AGREEMENT


                                    EXHIBIT A

-------------------------------------------------------------------------------------------------------------
Component                         Description                          Standard               License' Fee
Name                                                                   License Fee            for Sales to
                                                                                              NSA
-------------------------------------------------------------------------------------------------------------
  Indexer                 Indexer extracts text from report                                   The greater
                          pages as they are stored in the                                     of $300 or
                          Monarch/ES system, and provides               $1,000                30% of the
                          associated index value                                              license
                                                                                              revenues
                                                                                              received by
                                                                                              Datawatch
-------------------------------------------------------------------------------------------------------------
  PRF Exporter            PRF Exporter exports Monarch
                          Portable Report Files (PRF).                  $750                  n/a
-------------------------------------------------------------------------------------------------------------
  Table/Summary           Table/Summary Exporter exports
  Exporter                Monarch tables and summaries as
                          the basis for delivering HTML                 $1,250                n/a
                          views of such tables and summaries.
-------------------------------------------------------------------------------------------------------------
  ISAM Exporter           ISAM Exporter exports data in
                          popular ISAM formats including                $750                  n/a
                          XLS, DB, DBF, etc.
-------------------------------------------------------------------------------------------------------------
  Combined                This component serves as the basis            12% of the            12% of the
  Exporter                for Monarch Data Pump and                     license revenues      license
                          Monarch Publisher and combines                received by           revenues
                          key features from the other exporter          Datawatch for         received by
                          components.                                   any and all           Datawatch
                                                                        versions of
                                                                        Monarch Data
                                                                        Pump and
                                                                        Monarch
                                                                        Publisher
-------------------------------------------------------------------------------------------------------------
  Recognizer/             These 3 components are provided as                                  50% of the
  Burster/Filer           a bundled solution for the purpose of                               license
                          recognizing report types based on             n/a                   revenues
                          content, bursting them, and filing                                  received by
                          them in an indexed subsystem.                                       Datawatch
-------------------------------------------------------------------------------------------------------------
  Migrator                Migrator provides the ability to                                    50% of the
                          move reports that have been stored                                  license
                          in the filing system.                         n/a                   revenues
                                                                                              received by
                                                                                              Datawatch
-------------------------------------------------------------------------------------------------------------

                                    EXHIBIT B

                                SOFTWARE PRODUCTS

   DESKTOP PRODUCTS                                                  CURRENT        NON-CURRENT           NON-CURRENT
                                                                     RELEASE         SUPPORTED      RELEASES (NOT SUPPORTED)
                                                                     RELEASES
       Monarch Standard and Professional
                                                       English         7.01           6.0, 5.0         4.x, 3.x, 2.x, 1.x
                                                       French          7.01           6.0, 5.0                   4.x, 3.x
                                                       German          7.01           6.0, 5.0                   4.x, 3.x
                                                       Spanish         5.02               None                       None
      Monarch Workstore                                                1.00                N/A                        N/A
      Monarch Report Explorer
                                                       English         5.00                1.0                       None
                                                       German          5.00                1.0                       None
                                                       French          5.00                1.0
  SERVER PRODUCTS

      Monarch Data Pump (in development                                7.00                N/A                        N/A


      VorteXML Designer                                                3.00                2.0                   2.x, 1.x
      VorteXML Server                                                  1.00               None                       None
      VorteXML Server for Tamino                                       1.00               None                       None

  SERVER COMPONENTS
      Monarch Indexer OCX                                              7101         7xxx, 6xxx                      5,4,3
      Monarch Exporter OCX                                             7014                                  7xxx, 6xxx  5,4,3

   OEM PRODUCTS
      Monarch for Ceyoniq (OEM Ceyoniq)                                6.01
      Monarch for EZPickins (OEM BCD)                                  7.01                6.0                   4.x, 5.x
      EZ-Pickin's Report Explorer (OEM BCD)                            5.00                                           1.x
      Monarch Pro for Cypress (OEM Cypress)                            6.01                                           5.x
      DocuAnalyzer (OEM Mobius)                                        6.01                                      4.x, 5.x
      STARS (Rogers Lynch OEM)                                                                                        4.x
      Monarch for Fundware (American Fundware OEM)                                                                    4.x
      Monarch for Coinserv (INSCI OEM)                                                                                4.x
      ValetMiner (Momentum OEM)                                                                                       4.x
      ValetXplore (MRE OEM Momentum)                                                                                  1.x
      Report.Web Modeler (NSA OEM)                                                                                    4.x
      Report.Web Insight (NSA MRE OEM)                                                                                1.x
      Bookworm (Vanguard OEM)                                                                                         4.x
      Bookworm Report Explorer (Vanguard MRE OEM)                                                                     1.x
      CRG (Your Communications OEM)                                                                                   5.x
      Monarch for Vista Plus (Quest OEM)                                                                              5.x

Notes: Monarch Data Pump was developed by Datawatch for release 6.0 and earlier using the Monarch Exporter OCX.

                                    EXHIBIT C

               FORM OF INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

                       ASSIGNMENT OF INTELLECTUAL PROPERTY


            THIS INTELLECTUAL PROPERTY ASSIGNMENT ("Assignment"), dated as of the _____ day of ________________, 200_ (the "Effective Date"), is made between Raymond J. Huger, a sole proprietor doing business as Math Strategies, having its principal place of business at 600 Green Valley Road, Suite 304, Greenboro, North Carolina 27408 ("Assignor") and Datawatch Corporation, a Delaware corporation with offices located at 175 Cabot Street, Lowell, Massachusetts 01854 ("Assignee") (each a "Party," and collectively, the "Parties").

            WHEREAS, Assignor has developed and licensed to Assignee certain Software Products, as defined in an Option Purchase Agreement dated as of April ___, 2004 among the Parties (the "Option Agreement"); and

            WHEREAS, pursuant to the Option Agreement, Assignor granted to Assignee an option (the "Option") to purchase the Software Products including all intellectual property rights as embodied therein; and

            WHEREAS, Assignee has exercised the Option and on the date hereof has met the closing delivery conditions of the Option Agreement;

            NOW, THEREFORE, for valuable consideration furnished by Assignee to Assignor, receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

            1. Assignment. Subject to the provisions of Section 2 below, Assignor hereby assigns, transfers, sells and conveys to Assignee, its successors and assigns, all of Assignor's right, title and interest throughout the world in and to the Software Products and all intellectual property embodied in the Software Products (collectively, "Rights"), including, but not limited to, the following:


                  a. all patent rights, if any, including, but not limited to, all provisional and nonprovisional applications for patents, utility models, designs or other industrial property rights that incorporate, embody, describe or are otherwise relevant to technology embodied in the Software Products, and any patents that are or may be granted therefrom or based thereon, whether in the United States or any other country or jurisdiction, including, without limitation, any continuations, continuations-in-part, divisions, reissues, reexaminations, renewals, provisionals, nonprovisionals, revisions, substitutes and extensions thereof;

                  b. all copyright rights, including, but not limited to, all copyrighted or copyrightable works embodied in the Software Products, and all applications for copyright registration and any copyright registrations that are or may be granted therefrom, whether in the United States or any other country or jurisdiction, including, without limitation, all renewals and extensions thereof;

                  c. all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights" ("Moral Rights"). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, Assignor hereby waives such Moral Rights and consents to any action of Assignee, its successors and assigns, that would violate such Moral Rights in the absence of such consent;

                  d. all trademarks rights, including, but not limited to, all trademarks, service marks, trade names, domain names, logos, and trade dress used by Datawatch in connection with the Software Products, together with all translations, adaptations, derivations and combinations thereof, and any common law rights therein and goodwill associated therewith, and all corresponding applications for trademark registration, and any trademark registrations that are or may be granted therefrom, whether in the United States or any other country or jurisdiction, but excluding the right to use the name "Math Strategies", and the trademark, "Catch the Web(R)";

                  e. all computer code embodied in the Software Products (including, without limitation, source and object code), in whatever form or medium, including any proprietary rights therein and all related documentation and other materials related to the computer code,;

                  f. all trade secrets, know-how, technology and other confidential business information embodied in the Software Products, however embodied or documented,;

                  g. all notes, analysis, compilations, studies, summaries, and other material prepared by or for Assignor to the extent relevant or necessary in order to use any information included in any of the foregoing subsections (a) through (f), however documented, provided that Assignor may retain copies of same; and

                  h. all rights and privileges pertaining to the subject matter of subsections (a) through (g), including, without limitation, all causes of action, choses of action, claims or demands presently or hereafter accruing with respect to the same, including the right to sue or bring other actions for past, present and future infringement thereof anywhere in the world.

            2. Certain Additional Rights and Reservations. Assignor also hereby assigns, transfers, sells and conveys to Assignee such methods, tools, techniques, logic, and know-how used by Assignor (other than any tools or software that may require a third party license for their use) to create the Software Products (as limited by (i), the "Tools"); provided, however, (i) the Tools are assigned, transferred, sold and conveyed only to the extent such Tools are actually embodied in the Software Products or are reasonably necessary for Assignee to make use of the Software Products in any manner Assignee or Assignee's successors and assigns deems appropriate ; and (ii) Assignee hereby grants Assignor and Assignor's successors and assigns, a perpetual, non-exclusive, royalty-free right and license to use the Tools in any manner Assignor or Assignor's successors and assigns deem appropriate, provided that such use does not violate the provisions of the Option Agreement or infringe the copyrights embodied in the Software Products. In addition, nothing herein shall permit Assignor to use any source code or executable code actually embodied in the Software Products in any products developed or sold by Assignor that reasonably compete with the Software Products as they are constituted as of the date of this Assignment.

            3. Protection. Assignor further assigns all rights, and empowers Assignee, its successors, assigns and nominees, to make applications for patent, trademark, copyright or other intellectual property registration or protection anywhere in the world, to claim and receive the benefit of any applicable rights of priority or in connection with such applications, to prosecute such applications to issue, and to have any and all registrations issued in the name of Assignee.

            4. Confidentiality.

                  a. Upon execution of this Assignment, the Software Products (other than the Tools) will be confidential information of Assignee ("Assignee Confidential Information") and the Tools will be deemed the confidential information of both Assignee and Assignor ("Joint Information"). The Assignee Confidential Information and the Joint Information are referred to collectively as the "Confidential Information." Until such time as the Confidential Information meets of the exceptions set forth in Section 4(b) below, (i) Assignor shall not disclose any Assignee Confidential Information to any third parties without Assignee's prior written consent, and (ii) neither party shall disclose any Joint Information (a) without the other party's prior written consent, or (b) except as may be combined with or embodied in the confidential information of that party which is being disclosed under a non-disclosure obligation. Each party will protect the applicable Confidential Information from disclosure in the same manner as it protects its own confidential information, but in any event in a reasonable manner.

                  b. The confidentiality obligations with respect to any Confidential Information will terminate if such information: (i) is disclosed to Assignor or Assignee, as applicable, by a third party who had the right to make such disclosure without any confidentiality restrictions; or (ii) is, or through no fault of the Assignor or Assignee, as applicable, has become, generally available to the public. In addition, each party will be allowed to disclose Confidential Information to the extent that such disclosure is necessary for the such party to enforce its rights under this Agreement in connection with a legal proceeding or is required by law or by the order or a court of similar judicial or administrative body, provided that the party required to disclose notifies the other party of such required disclosure promptly and in writing and cooperates with such party, at its reasonable request and expense, in any lawful action to contest or limit the scope of such required disclosure.

                  c. The provisions of this Section 4 shall survive the execution and delivery of this Assignment.

            5. Further Assurances. Assignor further agrees that Assignor will, at Assignee's cost: (a) cooperate with Assignee in the filing and prosecution of any and all patent, trademark, copyright or other intellectual property registrations or applications; (b) execute, verify, acknowledge and deliver all such further papers, including applications and instruments of transfer as may be reasonably necessary; and (c) perform such other acts as Assignee lawfully and reasonably may request, to facilitate Assignees right to obtain, protect, maintain, defend or enforce any of the Rights granted hereunder. In the event that Assignee is unable for any reason whatsoever to secure Assignor's signature to any document when so required after making reasonably efforts to do so, Assignor hereby irrevocably designates and appoints Assignee and Assignee's duly authorized officers and agents, as Assignor's agents and attorneys-in-fact to act for and on its behalf and instead of it, to execute and file any such document and to do all other lawfully permitted acts to further the purposes of the foregoing, with the same legal force and effect as if executed by Assignor.

            6. General.

                  a. NOTICES. All notices required under this Assignment shall be in writing and shall be by personal delivery, facsimile transmission, international courier with tracking capabilities or by certified or registered mail, return receipt requested, and shall be deemed given upon receipt of delivery. Notices and payments hereunder shall be sent to the addresses set forth at the beginning of this Agreement or such other address as either party may specify in writing.

                  b. WAIVER. The failure of a party to require performance by another party of any provision hereof shall not affect the full right to require such performance at any time thereafter; nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of the provision itself.


                  c. SEVERABILITY. If any provision of this Assignment is held to be illegal or unenforceable, such provision shall be limited or eliminated to the minimum extent necessary so that the remainder of this Assignment will continue in full force and effect and enforceable.

                  d. CONTROLLING LAW; ARBITRATION. This Assignment shall be interpreted and controlled by and construed and enforced according to the laws of the Commonwealth of Massachusetts without regard to conflicts of laws provisions thereof. Any disputes under this Assignment shall be resolved as provided in the Option Agreement.

                  e. ENTIRE AGREEMENT; MODIFICATION. This Assignment and the Option Agreement constitute the entire agreement between the parties concerning the subject matter hereof. This Agreement shall not be modified except by a subsequently dated written amendment signed by a duly authorized representative of each party. This Assignment shall be binding upon and inure to the benefit and detriment of the parties and their respective successors and assigns.

                  f. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument.

            IN WITNESS WHEREOF, each of the undersigned has caused this Assignment to be executed as an instrument under seal by the signature of its duly authorized officer as of the date above first written.


  MATH STRATEGIES                             DATAWATCH CORPORATION



  By:                                         By:
     -------------------------------             ------------------------------
  Raymond J. Huger, individually and          Name:
  as a Sole Proprietorship                         ----------------------------
                                              Title:
                                                    ---------------------------